EXHIBIT 3

NAVISTAR INTERNATIONAL CORPORATION

AND CONSOLIDATED SUBSIDIARIES

ARTICLES OF INCORPORATION AND BY-LAWS

The following documents of Navistar International Corporation are incorporated herein by reference:

3.1	Restated Certificate of Incorporation of Navistar International Corporation effective July 1, 1993. Filed as Exhibit 3.2 to Annual Report on Form 10-K for the period ended October 31, 1993, which was dated and filed on January 27, 1994. Commission File No. 001-9618, and amended as of May 4, 1998.

3.2	Certificate of Retirement of Stock filed with the Secretary of State for the State of Delaware effective July 30, 2003 retiring the Class B common stock of Navistar International Corporation in accordance with the Restated Certificate of Incorporation of Navistar International Corporation. Filed as Exhibit 3.2 to Quarterly Report on Form 10-Q for the period ended July 31, 2003, which was dated and filed on September 12, 2003. Commission File No. 001-09618.

3.3	The Amended and Restated By-Laws of Navistar International Corporation effective August 26, 2008 (marked to indicate all changes from the June 17, 2008 version). Filed as Exhibit 3.3 to Quarterly Report on Form 10-Q for the period ended July 31, 2008, which was dated and filed on September 3, 2008. Commission File No. 001-09618.

3.4	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A filed with the Secretary of State for the State of Delaware effective July 23, 2007 establishing the Series A Preferred Stock of Navistar International Corporation in accordance with the Restated Certificate of Incorporation of Navistar International Corporation. Filed as Exhibit 3.1 to Current Report on Form 8-K which was dated and filed on July 23, 2007. Commission File No. 001-09618.

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